Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of 4D Pharma on Amendment No. 1 to Form F-4 File No. 333-250986, of our report dated April 30, 2020, with respect to our audits of the financial statements of Longevity Acquisition Corp. as of February 29, 2020 and February 28, 2019 and for the years ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

January 8, 2021